Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Contacts
Tom Conforti
Chief Financial Officer
IHOP Corp.
818-240-6055

Stacy Roughan
Investor Relations
Hill & Knowlton
323-966-5784

Media Contact
Chris Kuechenmeister
Media Relations
Hill & Knowlton
323-966-5709

IHOP CORP. REPORTS SECOND QUARTER 2003 RESULTS

GLENDALE, Calif., August 7, 2003 – IHOP Corp. (NYSE: IHP) today announced financial results for its second quarter and six months ended June 30, 2003.

Second Quarter 2003 Financial Results

The Company reported an 18.3% increase in net income to $11.0 million, or an increase of 15.9% in diluted net earnings per share to $0.51 in the second quarter 2003, compared with net income of $9.3 million, or diluted net income per share of $0.44 in the second quarter 2002.  IHOP’s net income and diluted net earnings per share performance was impacted during the quarter by one-time charges of $811,000, or $0.02 per diluted share, associated with the Company’s reorganization announced in January 2003.  After accounting for these charges, net income for the second quarter 2003 increased 23.7% to $11.5 million or 20.5% increase in diluted net income per share of $0.53.

For the six months ended June 30, the Company reported an 11.5% decrease of net income to $16.9 million, and a decrease of 13.3% in diluted net income per share to $0.78 in 2003, compared with net income of $19.1 million, or diluted net income per share of $0.90 in the same 2002 period.  After accounting for one-time reorganization charges, net income for the first six months of 2003 increased 13.1% to $21.6 million or an 11.1% increase in diluted net income per share of $1.00.

Julia A. Stewart, IHOP Corp. President and Chief Executive Officer, said, “Our system performed extremely well during the quarter.  Our focus on brand building, marketing promotions, improved operations and enhanced training efforts are paying off as more guests visit IHOP restaurants more often. The success of our strategies to date is very encouraging.  We are confident about our future and look for continuing improvements in the second half of the year.”

IHOP Corp.

System-wide sales increased 16.1% in the quarter and by 14.6% in the six months ended June 30, 2003 over the same periods in 2002.  The sales increase is primarily the result of growth in the number of effective restaurants and increases in average per unit sales.  Effective restaurants grew by 8.8% in the second quarter and by 8.6% for the six months ended June 30, 2003 over the same periods in 2002.  In addition, the company franchised five more restaurants in the quarter than in second quarter 2002.  As previously announced, system-wide comparable store sales increased by 4.8% for the second quarter, which reflected the highest quarterly growth in 10 years.  For the six months ended June 30, 2003, comparable store sales were 3.6%.  Both these comparable store sales figures are calculated on a 12-month basis.

IHOP’s comparable store sales performance for the second quarter benefited from the carryover effect of national network advertising in the first quarter 2003 and other operational initiatives. Additionally, IHOP provided new reasons for guests to visit with two promotional items, Stuffed French Toast and Paradise Pancakes.  During the ten week promotional period for Stuffed French Toast, comparable store sales increased by 5.8%.  Five weeks of that promotion took place in the second quarter.  For the eight week promotional period of Paradise Pancakes, comparable store sales increased by 4.6%.

Change in Comp-Store Sales Methodology

Beginning with the second quarter 2003, IHOP is changing its methodology for calculating comparable store sales from a 12-month basis to an 18-month basis.  The Company believes that changing this methodology, where restaurants opened only 18 months or more will be used for calculation of year-to-year changes, will enable a more accurate view of its system’s performance. This is because the calculations will now exclude the effect of high sales levels typically seen during the first months of operation at new restaurants.  Accordingly, system-wide comparable store sales increased by 5.1% for the second quarter and 4.1% for the six months ended June 30, 2003 using the 18-month methodology.

Operations Initiatives

IHOP restaurants performed well during the quarter, reflecting several positive operations initiatives during the second quarter 2003.

IHOP completed the process of assessing restaurants as “A” or “B” operations to best leverage and further develop the strongest operators in its system.  The Company also worked to identify IHOP restaurants that may not perform at the top of its expectations and encouraged those operators to improve by returning to operations and training basics.  The goal is to dramatically improve operations at challenged restaurants.

Mystery Shop evaluations were successfully conducted in the second quarter 2003.  IHOP received significant feedback in the areas of service and hospitality, uncovering additional opportunities to improve the guest experience.  Based on this feedback, IHOP will continue to augment its operational and training efforts as franchisees implement change at the restaurant level.

IHOP recently launched an initiative to identify high potential locations that could benefit from 24-hour operations.  With field consultants trained in the financial operating model, the Company is educating selected franchisees on the profitability and sales growth opportunities of 24-hour operations.

Enhanced training efforts continued with the rollout of Paradise Pancakes during the second quarter 2003.  More than 50,000 employees were trained in the promotion’s details.

Performance Outlook

In view of the positive momentum in its business, IHOP reiterated its guidance of $1.55 to $1.70 in net income per diluted share for fiscal 2003.

Second Quarter 2003 Conference Call

The Company will host an investor conference call to discuss its second quarter results today, Thursday, August 7, 2003 at 11:00 a.m. ET (8:00 a.m. PT).  To participate in the call, please dial (877) 356-3747.  A live webcast of the call can be accessed on the Investor Relations section of IHOP’s Web site at www.ihop.com.  Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast.

About IHOP Corp.

The IHOP family restaurant chain has been serving a wide variety of breakfast, lunch and dinner selections for 45 years. Offering more than 16 types of pancakes, as well as omelettes, breakfast specialties, burgers, chicken and steaks, IHOP’s diverse menu appeals to people of all ages. IHOP restaurants are developed, operated and franchised by Glendale, California based IHOP Corp.  As of June 30, 2003, there were 1,136 IHOP restaurants in 48 states and Canada.  IHOP is publicly traded on the NYSE under the symbol “IHP.”  For more information, call the Company’s headquarters at (818) 240-6055 or visit the Company’s Website located at www.ihop.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release.  They use such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements.  These factors include, but are not limited to: risks associated with the implementation of the Company’s new strategic growth plan, the availability of suitable locations and terms of the sites designated for development; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond IHOP’s control such as weather, natural disasters or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the International House of Pancakes brand and concepts by guests and franchisees; IHOP’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in IHOP’s filings with the Securities and Exchange Commission. Forward-looking information is provided by IHOP pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, IHOP disclaims any intent or obligation to update these forward-looking statements.

[Financial Tables to Follow]

IHOP CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
PERIOD ENDED JUNE 30, 2003
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Revenues
Franchise revenues	$34,722	$29,947	$68,508	$59,987
Rental income	28,993	24,416	57,307	48,390
Company restaurant sales	21,335	17,986	41,009	35,776
Financing revenues	18,234	12,510	30,451	22,246
Total revenues	103,284	84,859	197,275	166,399
Costs and Expenses
Franchise expenses	15,961	13,592	31,362	27,349
Rental expenses	21,320	18,224	42,139	35,712
Company restaurant expenses	22,493	18,627	43,401	37,181
Financing expenses	9,868	5,882	16,701	9,917
General and administrative expenses	13,562	12,665	25,829	23,350
Other (income) expense, net	1,713	989	3,226	2,400
Reorganization charges	811	—	7,520	—
Total costs and expenses	85,728	69,979	170,178	135,909
Income before income taxes	17,556	14,880	27,097	30,490
Provision for income taxes	6,584	5,580	10,162	11,434
Net income	$10,972	$9,300	$16,935	$19,056

Net Income Per Share
Basic	$0.51	$0.44	$0.79	$0.91
Diluted	$0.51	$0.44	$0.78	$0.90

Weighted Average Shares Outstanding
Basic	21,520	20,904	21,417	20,838
Diluted	21,705	21,340	21,574	21,254

Dividends Declared Per Share	$—	$—	$0.25	$—

Dividends Paid Per Share	$0.25	$—	$0.25	$—

IHOP CORP. AND SUBSIDIARIES
RESULTS OF OPERATIONS
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Restaurant Data
Effective restaurants(a)
Franchise	919	834	911	829
Company	79	75	77	74
Area license	125	123	125	122
Total	1,123	1,032	1,113	1,025

System-wide
Sales(b)	$425,533	$366,594	$839,358	$732,434
Percent change	16.1%	10.7%	14.6%	10.7%
Average sales per effective restaurant	$379	$355	$754	$715
Percent change	6.8%	2.6%	5.5%	4.1%
Comparable sales percentage change (c)	4.8%	1.8%	3.6%	1.9%

Franchise
Sales	$369,884	$317,017	$728,257	$631,740
Percent change	16.7%	13.0%	15.3%	13.7%
Average sales per effective restaurant	$402	$380	$799	$762
Percent change	5.8%	2.2%	4.9%	2.7%
Comparable sales percentage change(c)	4.7%	1.8%	3.6%	1.9%

Company
Sales	$21,335	$17,986	$41,009	$35,776
Percent change	18.6%	(0.1)%	14.6%	2.9%
Average sales per effective restaurant	$270	$240	$533	$483
Percent change	12.5%	(1.2)%	10.4%	1.5%

Area License
Sales	$34,314	$31,591	$70,092	$64,918
Percent change	8.6%	(3.2)%	8.0%	(9.0)%
Average sales per effective restaurant	$275	$257	$561	$532
Percent change	7.0%	2.4%	5.5%	5.1%

(a)                                  “Effective restaurants” are the number of restaurants in a given fiscal period adjusted to account for restaurants open for only a portion of the period. It is calculated by dividing total restaurant operating days by 91 days for a quarterly calculation.

(b)                                 “System-wide sales” are retail sales of franchisees, area licensees and Company-operated restaurants, as reported to IHOP.

(c)                                  “Comparable sales percentage change” reflects the percentage change in sales for restaurants that are operated for the entire fiscal period in which they are being compared and are open for at least 12 months. Because of new unit openings and store closures, the restaurants opened for an entire fiscal period being compared will be different from period to period. Comparable average sales do not include data on restaurants located in Florida.

IHOP CORP. AND SUBSIDIARIES
RESTAURANT DEVELOPMENT AND FRANCHISING ACTIVITY
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
RESTAURANT DEVELOPMENT ACTIVITY

IHOP-beginning of period	1,118	1,028	1,103	1,017
New openings
IHOP-developed	16	14	33	24
Franchisee-developed	3	4	6	5
Area license	—	1	—	2
Total new openings	19	19	39	31
Closings
Company and franchise	(1)	(4)	(6)	(5)
Area License	—	—	—	—
IHOP-end of period	1,136	1,043	1,136	1,043

Summary-end of period
Franchise	932	843	932	843
Company	79	76	79	76
Area license	125	124	125	124
Total IHOP	1,136	1,043	1,136	1,043

RESTAURANT FRANCHISING ACTIVITY
IHOP-developed	19	13	30	22
Franchisee-developed	3	4	6	5
Rehabilitated and refranchised	1	1	2	1
Total restaurants franchised	23	18	38	28
Reacquired by IHOP	(4)	(2)	(6)	(4)
Closed	—	(3)	(2)	(4)

Net addition	19	13	30	20

IHOP CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	June 30, 2003	December 31, 2002
	(Unaudited)

Current assets, net	$139,620	$159,101
Property and equipment, net	310,795	286,226
Long-term receivables:
Notes receivable	46,852	46,929
Equipment contracts receivable	160,564	153,261
Direct financing leases receivable	131,304	132,602
Other assets	47,199	41,681
Total assets	$836,334	$819,800

Current liabilities	$42,652	$53,564
Long-term debt	144,694	145,768
Other long-term liabilities	269,262	256,079
Stockholders’ equity	379,726	364,389
Total liabilities and stockholders’ equity	$836,334	$819,800

IHOP CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Six Months Ended June 30,
	2003	2002
Cash provided by operating activities	$32,182	$31,210
Cash used in investing activities
Additions to property and equipment	(49,634)	(48,163)
Investments in short-term marketable securities	(33,367)	—
Additions to other assets, net	(332)	2,687
Cash provided by financing activities	6,097	23,749
Net change in cash and cash equivalents	(45,054)	9,483
Cash and cash equivalents at beginning of period	98,739	6,252
Cash and cash equivalents at end of period	$53,685	$15,735

IHOP CORP. AND SUBSIDIARIES
RESTATED CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	1st Qtr. 2002	2nd Qtr. 2002	6 Mos. 2002	3rd Qtr. 2002	9 Mos. 2002	4th Qtr. 2002	12 Mos. 2002
Revenues
Franchise revenues	$30,040	$29,947	$59,987	$30,946	$90,933	$32,117	$123,050
Rental income	23,974	24,416	48,390	25,158	73,548	26,047	99,595
Company restaurant sales	17,790	17,986	35,776	19,634	55,410	19,023	74,433
Financing revenues	9,736	12,510	22,246	16,345	38,591	30,205	68,796
Total revenues	81,540	84,859	166,399	92,083	258,482	107,392	365,874

Costs and Expenses
Franchise expenses	13,757	13,592	27,349	13,673	41,022	14,117	55,139
Rental expenses	17,488	18,224	35,712	18,517	54,229	19,583	73,812
Company restaurant expenses	18,554	18,627	37,181	20,442	57,623	20,799	78,422
Financing expenses	4,035	5,882	9,917	9,027	18,944	19,241	38,185
General and administrative expenses	10,685	12,665	23,350	13,326	36,676	12,850	49,526
Other (income) expense, net	1,411	989	2,400	1,357	3,757	1,676	5,433
Total costs and expenses	65,930	69,979	135,909	76,342	212,251	88,266	300,517

Income before taxes	15,610	14,880	30,490	15,741	46,231	19,126	65,357
Provision for income tax	5,854	5,580	11,434	5,903	17,337	7,172	24,509
Net income	$9,756	$9,300	$19,056	$9,838	$28,894	$11,954	$40,848

Net Income Per Share
Basic	$0.47	$0.44	$0.91	$0.47	$1.38	$0.57	$1.95
Diluted	$0.46	$0.44	$0.90	$0.46	$1.36	$0.56	$1.92

Weighted Average Shares Outstanding
Basic	20,771	20,904	20,838	20,958	20,878	21,152	20,946
Diluted	21,169	21,340	21,254	21,235	21,248	21,334	21,269

IHOP CORP.
18 MONTH SAME STORE SALES
PERCENT INCREASES (DECREASES) OVER PRIOR PERIOD

	1999	2000	2001	2002	2003

1st Quarter	0.5%	0.2%	2.2%	2.6%	3.1%

2nd Quarter	2.1%	1.1%	0.0%	1.9%	5.1%

6 Months	1.4%	0.8%	1.2%	2.3%	4.1%

3rd Quarter	1.4%	2.1%	0.0%	(0.7)%

9 Months	1.5%	1.4%	0.8%	1.3%

4th Quarter	1.5%	0.7%	1.3%	(0.3)%

Full Year	1.6%	1.2%	1.0%	0.9%